Exhibit 4.2

                                    EXHIBIT A
                           CERTIFICATE OF DESIGNATION
                     SERIES "C" CONVERTIBLE PREFERRED STOCK


         The Series "C" Convertible Preferred Stock ("Series "C" Stock") shall consist of 2,650,000 shares, par value $.001 per share. The preferences, rights and privileges of the Series "C" Stock shall be as follows:

         o    VOTING RIGHTS
              Each holder of Series "C" Stock shall be entitled to vote on all matters for which the shareholders of the corporation have the right to vote and shall be entitled to one (1) vote per share. The holders of shares of Series "C" Stock and the holders of all other Common Stock and Preferred Stock issued and outstanding shall vote together as a single class on all such matters.

         o    CONVERSION RIGHTS
              On or after June 21, 2006, the Series "C" Stock shall be convertible, at the option of each of the holders thereof, into the prorata portion of such number of fully paid and nonassessable Common Stock as shall equal Two Million Six Hundred Fifty Thousand ( $2,650,000), based on the 30-day trailing average of the closing bid price of said Common Stock as reported on the OTC Bulletin.

         o    CONVERSION PROCEDURES
              To exercise the conversion privilege, each holder of Series "C" Stock shall surrender the certificate or certificates representing shares being converted to the corporation at its principal office, and shall give written notice to the corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names, with address or addresses, in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series "C" Stock surrendered for conversion shall be accompanied by proper assignment thereof to the corporation or in blank. The date when such written notice is received by the corporation, together with the certificate or certificates representing the shares of Series "C" Stock being converted, shall be the "Series `C' Conversion Date." As promptly as practicable after the Series C Conversion Date, the corporation shall issue and shall deliver to the holder of the shares of Series "C" Stock being converted, or on its written order such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series "C" Stock, cash in the amount of all declared and unpaid dividends on such shares of Series "C" Stock up to and including the Series C Conversion Date, and cash in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Series C Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series "C" Stock shall cease and the person or persons in whose name or




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              names any certificate or  certificates  for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series "C" Stock, but the corporation shall pay to the holder of such shares a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock, as determined in a reasonable manner prescribed by the board of directors, at the close of business on the Series C Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series "C" Stock being converted at any one time by any holder thereof, not upon each share of Series "C" Stock being converted. In the event some but not all of the shares of Series "C" Stock represented by a certificate or certificates surrendered by a holder are converted, the corporation shall execute and deliver to or on the order of the holder, at the expense of the corporation, a new certificate representing the shares of Series "C" Stock that were not converted.

         o    ADJUSTMENTS TO CONVERSION
              In the event the corporation shall issue any additional shares of Preferred Stock without consideration or for a consideration per share less than value of the Common Stock to be issued upon conversion of the Series "C"Stock, other than Common Stock issued or issuable to employees, officers or directors of the corporation directly, or pursuant to corporation benefit or compensation plan, to the extent such issuances are approved by the board of directors of the corporation, the number of shares of Common Stock into which the Series "C" Stock can be converted will be adjusted proportionally.

         o    RESERVATION OF SHARES
              The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series "C" Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series "C" Stock and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series "C" Stock, the corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         o    DIVIDENDS
              Dividends, if and when declared and paid, shall be declared and set aside for any shares of the Series" C" Stock in the same manner as the Common Stock.








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         o    LIQUIDATION PREFERENCE
              In the event of any liquidation, dissolution or winding up of the corporation, the holders of the Series "C" Stock shall be entitled to be paid out of the assets of the corporation available for distribution to its shareholders in the same manner as, and without preference over, the holders of Common Stock or any other class of Preferred Stock issued and outstanding.

         o    PROTECTIVE PROVISIONS
              So long as more than 50% of the shares of Series "C"Stock are outstanding, the corporation will not, either directly or by amendment, merger, consolidation, or otherwise, without the written consent of the holders of a majority of the then outstanding Series "C" Stock: (a) liquidate, dissolve or wind up the affairs of the corporation; (b) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security having rights, preferences or privileges senior to or on parity with the Series "C" Stock or increase the authorized number of shares of Series "C" Stock; or
              (c) increase or decrease the size of the from five (5) directors.

         o    REDEMPTION
              The corporation shall not have the right nor the obligation to call for redemption of all or any part of the Series "C" Stock.